EXHIBIT (j)(5)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 85 to the Registration Statement on Form N-1A for the Eaton Vance Special Investment Trust ("Registration Statement") of our report dated February 21, 2007, relating to the financial statements and financial highlights of the Eaton Vance Large-Cap Value Fund (the “Fund”) and of our report dated February 21, 2007, relating to the financial statements and supplementary data of the Large-Cap Value Portfolio, which appear in the December 31, 2006 Annual Report to Shareholders of the Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Other Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP PRICEWATERHOUSECOOPERS LLP Boston, Massachusetts April 26, 2007